Exhibit 23.2
Consent of Registered Independent Public Accounting Firm
The Board of Directors
Fortune Diversified Industries, Inc.:
We consent to the use of our reports dated November 29, 2005, with respect to the consolidated balance sheets of Fortune Diversified Industries, Inc. and subsidiaries as of August 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ Somerset CPAs, P.C.
Indianapolis, Indiana
January 23, 2006